EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-54057, 333-02315, 333-28007, 333-34623, 333-34621, 333-92193, 333-113647, 333-131638, 333-133928, 333-142853, 333-151285, 333-173904, 333-178492, 333-186444, 333-188941, and 333-204084, each on Form S-8 and Registration Statement Nos. 333-55995, and 333-183864 on Form S-3 of our reports dated February 27, 2017, relating to the consolidated financial statements and financial statement schedule of Sotheby’s and subsidiaries, and the effectiveness of Sotheby’s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sotheby’s for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2017